CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

This Custodian Agreement is made by and between FORUM FUNDS ("Principal") a management investment company registered under the Act with separate portfolios listed in Appendix A (each a “Fund”) each acting on its own behalf separately from all other Funds and not jointly or jointly and severally with any other Fund, and UNION BANK, N.A. ("Custodian"). Principal desires that Custodian hold and administer on behalf of Principal certain Securities (as herein defined) with respect to each Fund. Custodian is willing to do so on the terms and conditions set forth in this Agreement. Accordingly, Principal and Custodian agree as follows:

1.       Definitions. Certain terms used in this Agreement are defined as follows:

1.1       "Account" means, collectively, each account maintained by Custodian pursuant to Paragraph 3 of this Agreement.

1.2       "Act" means the Investment Company Act of 1940, as amended, and the rules and regulations adopted by the U.S. Securities and Exchange Commission ("SEC") thereunder, including §270.17f-4, §270.17f-5 and §270.17f-7, all as may be amended from time to time.

1.3       “Board” means the Board of Trustees or the Board of Directors of Principal.

1.4       “Depository” means both any “securities depository” within the meaning of §270.17f-4 of the Act and any Eligible Securities Depository

1.5       "Eligible Foreign Custodian" means an entity that is incorporated or organized under the laws of a country other than the United States and that is a Qualified Foreign Bank, as defined in §270.17f-5(a)(5) of the Act.

1.6       "Eligible Securities Depository", ("Depository", or collectively "Depositories") means a system for the central handling of securities as defined in §270.17f-7(b)(1) under the Act.

1.7       “Emerging Market” means each market so identified on Appendix B attached hereto.

1.8       “Foreign Assets” has the meaning provided in §270.17f-5(a)(2) under the Act.

1.9       “Foreign Market” means each market so identified on Appendix B attached hereto.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

1.10       "Investment Manager" means an investment advisor or sub-advisor for a Fund identified by Principal in a written notice to Custodian as having the authority to direct Custodian regarding the management, acquisition, or disposition of Securities.

1.11       “Monitoring System” means the policies and procedures established by Custodian to fulfill its duties to monitor the custody risks associated with maintaining Securities with a Sub-Custodian or Depository on a continuing basis, pursuant to this Agreement.

1.12       "Securities" means both securities as defined in §2(a)(36) of the Act and Foreign Assets that are financial assets for purposes of §8-102(9) of the Uniform Commercial Code (the “UCC”), as amended, as in effect in the State of California, together with cash or any currency or other property of Principal and all income and proceeds of sale of such securities or other property of Principal that are in the Account.

1.13 “Sub-Custodian” means an entity that the Custodian retains to hold Securities, including any U.S. Bank eligible to serve as a custodian under Section 17(f)(1)(A) of the Act, any Eligible Foreign Custodian retained directly by the Custodian, and any Eligible Foreign Custodian retained indirectly through any U.S. Bank eligible to serve as a custodian under Section 17(f)(1)(A) of the Act.

2.       Representations and Certain Agreements.

2.1       Principal represents that, with respect to the Account, Principal is authorized to enter into this Agreement and to retain Custodian on the terms and conditions and for the purposes described herein.

2.2       Custodian represents that it (i) is organized under the laws of the United States and has its principal place of business in the United States; (ii) is a bank within the meaning of §202(a)(2) of the Investment Advisers Act of 1940, as amended, and §2(a)(5) of the Act; and (iii) has equity capital in excess of $1 million.

2.3       Principal and Custodian agree that the Account is a “securities account” within the meaning of UCC §8-501 and Custodian and each Sub-Custodian is a “securities intermediary” within the meaning of UCC §8-102 with respect to the Account.

2.4       Custodian represents that it is eligible to serve as a custodian for a management investment company registered under the Act.

2.5       Principal and Custodian agree that references in this Agreement to Principal shall mean Principal acting individually and separately on behalf of each Fund. Except as otherwise agreed, each reference herein to accounts and to Securities and cash shall mean the accounts, Securities and cash maintained, received, delivered and held separately for a Fund and not on an omnibus basis or aggregate basis for all of the Funds. Principal and the Custodian agree that Principal shall be the primary obligor with respect to any obligations of Principal or any Fund specified in this Agreement; provided, however, the obligations of Principal with respect to a Fund shall be limited to the extent such obligations relate to the accounts or transactions of that Fund. Custodian may seek to enforce the obligations of Principal in respect to a Fund’s accounts and transactions effected under this Agreement directly against the accounts and the Securities and cash held hereunder for the Fund but only to the extent such obligations relate to the transactions of that Fund. Upon request, Principal shall reasonably identify how any obligation of Principal provided under this Agreement should be allocated to a Fund or to any accounts maintained hereunder for such Fund.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

3.       Establishment of Account. Principal hereby establishes the Account with Custodian in Principal's name. The Account shall consist of Securities delivered on behalf of any Fund to and receipted for by Custodian or by any Sub-Custodian. Custodian, in its sole discretion, may reasonably refuse to accept any property now or hereafter delivered to it for inclusion in the Account. Principal shall be notified promptly of such refusal and any such property shall be immediately returned to Principal.

4.       Custody. Subject to the terms of this Agreement, Custodian shall be responsible for the safekeeping and custody of the Securities. Custodian may (i) maintain possession of all or any portion of the Securities, including possession in a foreign branch or other office of Custodian; or (ii) retain, in accordance with this Paragraph 4 and Paragraph 5 of this Agreement, one or more Sub-Custodians to hold all or any portion of the Securities. Custodian and any Sub-Custodian may, in accordance with this Paragraph 4 and Paragraph 5 of this Agreement, deposit definitive or book-entry Securities with one or more Depositories.

4.1       If Custodian maintains possession of Securities, Custodian shall ensure the Securities are at all times properly identified as being held for the Account. Custodian shall segregate physically the Securities from other securities or property held by Custodian. Custodian shall not be required to segregate physically the Securities from other securities or property held by Custodian for third parties as Custodian, but Custodian shall maintain adequate records showing each Fund’s ownership of the Securities.

4.2       If Custodian deposits Securities with a Sub-Custodian, Custodian shall maintain adequate records showing the identity and location of the Sub-Custodian and the Securities held by the Sub-Custodian and identifying the Securities as being held for the Account and for the relevant Fund.

4.3       If Custodian or any Sub-Custodian deposits Securities with a Depository, Custodian shall maintain, or shall cause the Sub-Custodian to maintain, adequate records showing the identity and location of the Depository and the Securities held by the Depository and identifying the Securities as being held for the Account. Custodian shall also maintain adequate records identifying the Securities as being held for the Account and for the relevant Fund. With respect to Securities that are held for Custodian or any Sub-Custodian at a securities depository, as defined in of §270.17f-4 under the Act, Custodian shall satisfy or cause the Sub-Custodian to satisfy the requirements of §270.17f-4 under the Act.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

4.4       If Principal directs Custodian to deliver certificates or other physical evidence of ownership of Securities to any broker or other party, other than a Depository or Sub-Custodian employed by Custodian for purposes of maintaining the Account, Custodian's sole responsibility shall be to exercise care and diligence in effecting the delivery as instructed by Principal. Upon completion of the delivery, Custodian shall be discharged completely of any further liability or responsibility with respect to the safekeeping and custody of Securities so delivered.

4.5       Custodian shall ensure that (i) the Securities will not be subject to any right, charge, security interest, lien, or claim of any kind in favor of Custodian or any Sub-Custodian or any person claiming through any of them except for Custodian's expenses relating to the Securities' safe custody or administration or as provided in Subparagraph 11.2 of this Agreement, or, in the case of cash deposits at an Eligible Foreign Custodian, liens or rights in favor of the creditors of the Eligible Foreign Custodian arising under bankruptcy, insolvency, or similar laws, and (ii) the beneficial ownership of the Securities will be freely transferable without the payment of money or value other than for safe custody or administration.

4.6       Principal or its designee, shall have reasonable access upon reasonable notice during regular business hours to the books and records, or shall be given confirmation of the contents of the books and records, maintained by Custodian or any Sub-Custodian holding Securities hereunder to verify the accuracy of such books and records. Custodian shall notify Principal promptly of any applicable law or regulation in any country where Securities are held that would restrict such access or confirmation.

5.       Eligible Foreign Custodians, Eligible Securities Depositories and Foreign Custody Manager; Selection and Monitoring. Upon written notice to Principal, as provided in Subparagraph 5.4 of this Agreement, Custodian or, with Custodian’s approval, any Sub-Custodian, may from time to time select one or more Eligible Foreign Custodians and, subject to the provisions of Subparagraph 5.7, one or more Eligible Securities Depositories, to hold Securities hereunder. Custodian agrees to serve as Principal’s “Foreign Custody Manager” as defined in Rule §270.17f-5(a)(3) under the Act, in respect of Principal’s Foreign Assets held from time to time by any Eligible Foreign Custodian or any Eligible Securities Depository.

5.1 Any relationship Custodian establishes or, with Custodians approval, any Sub-Custodian, establishes with any Eligible Foreign Custodian with respect to Securities shall be governed by a written contract providing for the reasonable care of Securities based on the standards specified in section §270.17(f)-5(c)(1) under the Act, and including the provisions set forth in Sections (c)(2) of Rule17(f)-5 under the Act.

5.2 In selecting or approving the selection of any Eligible Foreign Custodian, or, with Custodians approval, any Sub-Custodian, Custodian shall exercise reasonable care, prudence and diligence and shall consider whether the Securities will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, including (i) the Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices; (ii) the Eligible Foreign Custodian's financial strength, general reputation and standing in the country in which it is located, its ability to provide efficiently the custodial services required, and the relative cost of such services; and, (iii) whether the Eligible Foreign Custodian has branch offices in the United States, or consents to service of process in the United States, in order to facilitate jurisdiction over and enforcement of judgments against it.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

5.3 In selecting or approving the selection of any Eligible Securities Depository, Custodian shall exercise reasonable care, prudence, and diligence in evaluating the custody risks associated with maintaining Securities with the Eligible Securities Depository under Custodian's custody arrangements with any relevant Eligible Foreign Custodian and the Eligible Securities Depository.

5.4       Custodian shall give 30 days’ written notice to Principal of its intention to deposit or to approve the deposit of Securities with an Eligible Foreign Custodian or, directly or, through an Eligible Foreign Custodian, with an Eligible Securities Depository. The notice shall identify the proposed Eligible Foreign Custodian or Eligible Securities Depository and shall include reasonably available information relied on by Custodian in making the selection.

5.5       Principal hereby acknowledges receiving appropriate notice of Custodian's selection and use or approval of the selection and use of those Eligible Foreign Custodians and Eligible Securities Depositories that are identified in Appendix B of this Agreement.

5.6        Custodian shall monitor under its Monitoring System the appropriateness of the continued custody or maintenance of Principal's Securities with each Eligible Foreign Custodian or each Eligible Securities Depository.

5.6.1 Custodian shall evaluate and determine at least annually the continued eligibility of each Eligible Foreign Custodian and Eligible Securities Depository approved by Principal to act as such hereunder. In discharging this responsibility, Custodian shall (i) monitor on a continuing basis the day to day services and reports provided by each Eligible Foreign Custodian or Eligible Securities Depository; (ii) at least annually, obtain and review the annual financial report published by each Eligible Foreign Custodian, and to the extent such reports are publicly available, each Eligible Securities Depository, and other reports on each Eligible Foreign Custodian or Eligible Securities Depository which Custodian may obtain from a reputable independent analyst; and, (iii) periodically as deemed appropriate, physically inspect the operations of each Eligible Foreign Custodian, or Eligible Securities Depository.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

5.6.2 Custodian shall provide to the Board quarterly and at such other times as the Board may reasonably request based on the circumstances of the Principal’s foreign custody arrangements, written reports notifying the Board of the placement of Securities of the Principal with a particular Eligible Foreign Custodian within a Foreign Market or an Emerging Market and of any material change in the arrangements (including any material changes in any contracts governing such arrangements or any material changes in the established practices or procedures of Depositories) with respect to Securities of the Principal held by any Eligible Foreign Custodian.

5.6.3       If Custodian determines that (i) any Eligible Foreign Custodian or Eligible Securities Depository no longer satisfies the applicable requirements described in Subparagraph 1.5 of this Agreement (in the case of an Eligible Foreign Custodian) or Subparagraph 1.6 of this Agreement (in the case of an Eligible Securities Depository); or, (ii) any Eligible Foreign Custodian or Eligible Securities Depository is otherwise no longer capable or qualified to perform the functions contemplated herein; or, (iii) any change in a contract with an Eligible Foreign Custodian or any change in established Eligible Securities Depository or market practices or procedures shall cause a custody arrangement to no longer meet the requirements of the Act, Custodian shall promptly give written notice thereof to Principal. The notice shall, in addition, either indicate Custodian's intention to transfer or approve the transfer of Securities held by the removed Eligible Foreign Custodian or Eligible Securities Depository to another Eligible Foreign Custodian or Eligible Securities Depository previously identified to Principal, or include a notice pursuant to Subparagraph 5.4 of this Agreement of Custodian's intention to deposit or approve the deposit of Securities with a new Eligible Foreign Custodian or Eligible Securities Depository, in either instance such transfer of Securities to be effected as soon as reasonably practical.

5.7       Notwithstanding the foregoing sub-sections of this Paragraph 5, Custodian shall have no responsibility for the selection or monitoring of any Eligible Securities Depository or Eligible Securities Depository’s agent (“Compulsory Depository”) (i) the use of which is mandated by law or regulation; (ii) because securities cannot be withdrawn from the depository; or (iii) because maintaining securities outside the securities depository is not consistent with prevailing market practices in the relevant market; provided however, that Custodian shall notify Principal if Principal has directed a trade in a market containing a Compulsory Depository, so Principal and the Investment Manager shall have an opportunity to determine the appropriateness of investing in such market.

5.8       Principal and Custodian agree that, for purposes of this Paragraph 5, Custodian’s determination of appropriateness shall only include custody risk, and shall not include any evaluation of “country risk” or systemic risk associated with the investment or holding of assets in a particular country or market, including, but not limited to (i) the use of Compulsory Depositories, (ii) the country’s or market's financial infrastructure, (iii) the country’s or market's prevailing custody and settlement practices, (iv) risk of nationalization, expropriation or other governmental actions, (v) regulation of the banking or securities industries, (vi) currency controls, restrictions, devaluation or fluctuation, and (vii) country or market conditions which may affect the orderly execution of securities transactions or affect the value of the transactions. Principal and Custodian further agree that the evaluation of any such country and systemic risks shall be solely the responsibility of Principal and the Investment Manager.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

6.       Registration. Subject to any specific instructions from Principal, Custodian shall hold or cause to be held all Securities in the name of (i) Principal, or (ii) Custodian, or any Sub-Custodian or Depository, or in the name of a nominee of any of them, as Custodian shall determine to be appropriate under the circumstances.

7.       Transactions. Principal or any Investment Manager from time to time may instruct Custodian (which in turn shall be responsible for giving appropriate instructions to any Sub-Custodian or Depository) regarding the purchase or sale of Securities in accordance with this Paragraph 7:

7.1       Custodian shall effect and account for each Securities and currency sale on the date the transaction settles. Principal may, from time to time, direct Custodian to change the accounting method employed by Custodian in a written notice delivered to Custodian at least thirty (30) days prior to the date the change in accounting method shall become effective.

7.2       Custodian shall effect purchases by charging the Account and the relevant Fund with the amount necessary to make the purchase and paying the seller or broker for the Custodian shall have no liability of any kind to any person, including Principal, except in the case of negligent or intentional tortuous acts, or willful misconduct, if the Custodian effects payment on behalf of Principal and the seller or broker fails to deliver the purchased Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian in examining and verifying the certificates or other indicia of ownership of purchased Securities before accepting them.

7.3       Custodian shall effect sales by delivering certificates or other indicia of ownership of Securities from the Account and the relevant Fund, and, as instructed, receiving cash for such sales. Custodian shall have no liability of any kind to any person, including Principal, except in the case of negligent or intentional tortuous acts, or willful misconduct, if Custodian delivers such certificates or indicia of ownership and the purchaser or broker fails to effect payment.

7.4       If a purchase or sale is effected through a Depository, Custodian shall exercise such ordinary care and diligence as would be employed by a reasonably prudent custodian in verifying proper consummation of the transaction by the Depository.

7.5       Principal or, where applicable, Investment Manager, is responsible for ensuring that Custodian receives timely instructions and funds to enable Custodian to effect settlement of any purchase or sale of Securities or foreign currency exchange. If Custodian does not receive such timely instructions or funds, Custodian shall have no liability of any kind to any person, including Principal, for failing to effect settlement. However, Custodian shall use reasonable efforts to effect settlement as soon as possible after receipt of appropriate instructions. Principal shall be liable for interest compensation and, if applicable, principal amounts for failure to deliver instructions or funds in a timely manner to Custodian or its counterparty to effect settlements of any foreign currency exchange transaction

UNION BANK INSTITUTIONAL CUSTODY SERVICES

7.6       At the direction of Principal or the Investment Manager, as the case may be, Custodian shall convert currency in the Account to other currencies through customary channels including, without limitation, Custodian or any of its affiliates, as shall be necessary to effect any transaction directed by Principal or the Investment Manager. Principal or the Investment Manager, as the case may be, acknowledges that (i) the foreign currency exchange department is a part of Custodian or one of its affiliates or subsidiaries; (ii) the Account is not obligated to effect foreign currency exchange transactions with Custodian; (iii) Custodian will receive benefits for such foreign currency transactions which are in addition to the compensation which Custodian receives for administering the Account; and (iv) Custodian will make available the relevant data so that Principal or the Investment Manager, as the case may be, can determine that the terms of foreign currency exchange transactions are as favorable to the Account as terms generally available in arm's length transactions between unrelated parties. Foreign currency exchange transactions will be performed in accordance with the Union Bank Foreign Exchange Agreement in the form of Exhibit "C" hereto and incorporated herein by reference and Principal hereby agrees and acknowledges all of the terms and conditions thereof. If the Principal or Investment Manager elects to give standing instructions to Custodian to execute foreign currency exchange transactions on their behalf, or in the event a foreign currency exchange transaction is initiated in the absence of the specific Foreign Exchange Agreement, such transaction will be performed at the Custodian's prevailing rate and in accordance with the Custodian’s usual commercial terms.

Principal acknowledges and agrees that all foreign exchange transactions executed by Union Bank as counterparty on behalf of Account are subject to the lien provisions of Section 11.2 of this Agreement.

7.7       Custodian shall have no responsibility to manage or recommend investments of the Account or to initiate any purchase, sale, or other investment transaction in the absence of instructions from Principal or, when applicable, an Investment Manager.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

7.8       The Custodian shall upon receipt of instructions from Principal or an Investment Manager establish and maintain a segregated account or accounts on behalf of a Fund, into which account or accounts Securities may be transferred (i) in accordance with the provisions of any agreement among the Principal on behalf of the Fund, the Custodian and a broker-dealer registered under the Securities and Exchange Act of 1934, as amended, or any futures commission merchant registered under the Commodity Exchange Act, as amended, relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange or of the Commodity Futures Trading Commission or any registered contract market, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund, (iii) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the SEC, or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered management investment companies, and (d) for any other purpose in accordance with the instructions.

8.       Market Transactions; Settlement Dates. Custodian has identified certain Foreign Markets and certain Emerging Markets in Appendix B of this Agreement, which Custodian may amend from time to time by written notice to Principal.

8.1       Principal agrees that all settlements of Securities transactions shall be effected in accordance with the Act, local laws, customs, market practices and procedures to which Sub-Custodians and Depositories are subject in the market in which the transactions occur, including in any Foreign Market or Emerging Market.

8.2       Notwithstanding the foregoing Paragraph 7, Principal understands and agrees that settlement of Securities transactions is available only on an actual settlement date basis.

8.2.1       For Emerging Markets with actual settlement dates, cash of any currency deposited or delivered to the Account shall be available for use by Principal or Investment Manager only on the business day on which funds of good value are available to Sub-Custodian in the Account.

8.2.2       For Emerging Markets with actual settlement dates, Securities deposited or delivered to the Account shall be available for use by Principal or Investment Manager only on the business day on which such Securities are held in the nominee name or are otherwise subject to the control of, and in a form for good delivery by, the Sub-Custodian.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

9.       Capital Changes; Income.

9.1       Custodian may, without further instructions from Principal or any Investment Manager, exchange temporary certificates and may surrender and exchange Securities for other securities in connection with any reorganization, recapitalization, or similar transaction in which the owner of the Securities is not given an option. Custodian has no responsibility to effect any such exchange unless it has received notice of the event permitting or requiring such exchange at its office designated in Paragraph 15 of this Agreement or at the office of Custodian’s designated agents.

9.2       Custodian, or any designated agent, is authorized, as Principal's agent, to, and shall on a timely basis, surrender against payment maturing obligations and obligations called for redemption, and to collect and receive payments of interest and principal, dividends, warrants, and other items of value in connection with Securities. Except as otherwise provided in Subparagraph 16.4 of this Agreement, Custodian or its designated agents shall not be obligated to enforce collection of any item by legal process or other means.

9.3       Custodian or its designated agents are authorized to sign for Principal all declarations, affidavits, certificates, or other documents that may be required to collect or receive payments or distributions with respect to Securities. Custodian or its designated agents are authorized to disclose, without further consent of Principal, Principal's identity to issuers of Securities, or the agents of such issuers, who may request such disclosure.

10.        Credits to Account. Custodian may as a matter of bookkeeping convenience or by separate agreement with the Principal, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest or dividends or other distributions payable on Securities prior to its actual receipt of final payment; therefore, all such credits shall be conditional until the Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be final until Custodian receives immediately available funds under which applicable local law; rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction. Principal acknowledges and agrees that any currency risk associated with any such credits will be borne by the Fund that receives the credit.

11.       Overdraft and Indebtedness.

11.1 Advances to Funds. If Custodian advances funds to or for the benefit of Account in connection with the settlement of securities or currency transactions or other activity in the Account including overdrafts incurred in connection with the settlement of securities transactions, maturity or income payments or funds transfers, Principal agrees that any Fund receiving the benefit of an advance will reimburse Custodian on demand the amount of the advance or overdraft and, provided such advances or overdrafts are not related to Custodian errors or omissions, all related fees as established in Custodian's published fee schedule. Each Fund will bear the risk from any currency valuation differences associated with Principal’s reimbursement obligations to Custodian incurred on the Fund’s behalf.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

11.2 Repayment. To the extent permitted under the Act, and subject to the separate character of each Fund’s obligations hereunder, in order to secure repayment of the Account's obligations to Custodian hereunder for advances and overdrafts, Principal hereby pledges and grants to Custodian a continuing lien and security interest in, and right of set-off against, Principal’s right, title and interest in and to the Securities, money and other property now or hereafter held in the Account (including proceeds thereof) for any Fund in respect of which or for whose benefit the advance or overdraft is made. In this regard, Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules or regulations as then in effect.

12.       Notices re: Securities. Custodian shall notify Principal or, when applicable, the Investment Manager, of any reorganization, recapitalization, or similar transaction not covered by Paragraph 9, and any subscription rights, proxies, and other shareholder information pertaining to the Securities notice of which is received by Custodian at its office designated in Paragraph 15 of this Agreement or at the offices of its designated agents. Custodian's sole responsibility in this regard shall be to give such notices to Principal or the Investment Manager, as the case may be, within a reasonable time after Custodian receives them, and Custodian shall not otherwise be responsible for the timeliness of such notices. Custodian has no responsibility to respond or otherwise act with respect to any such notice unless and until Custodian has received appropriate instructions from Principal or the Investment Manager.

13.       Taxes. Custodian shall pay or cause to be paid from the Account with respect to each Fund all taxes and levies in the nature of taxes imposed on the Account or the Securities thereof by any country with respect to the Fund’s investments. Custodian will use its best efforts to give the Investment Manager advance written notice of the imposition of such taxes. However, Custodian shall use reasonable efforts to obtain on a timely basis refunds of taxes withheld on Securities or the income thereof that are available under applicable tax laws, treaties, and regulations.

14.       Cash. Principal may from time to time, direct Custodian to hold Account cash in The HighMarkSM Group of mutual funds or in any investment company for which Custodian or its affiliates or subsidiaries, acts as investment advisor or custodian, or provides other services. Principal shall designate the particular HighMark fund or such other above-mentioned fund that Principal deems appropriate for the Account. Principal or an Investment Manager, where applicable, acknowledges that Custodian will receive fees for such services which will be in addition to those fees charged by Custodian as agent for the Account.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

15.       Reports. Custodian shall give to Principal or its designee on-line access to reports showing for each Fund (i) each transaction involving Securities effected by or reported to Custodian; (ii) the identity and location of Securities held by Custodian as of the date of the report; (iii) any transfer of location of Securities not otherwise reported; (iv) all cash and currency transactions and balances; and (v) such other information as shall be agreed upon by Principal and Custodian. Unless otherwise agreed upon by Principal and Custodian, Custodian shall provide written reports of the information described in this Paragraph 13 on a monthly basis.

16.       Instructions from Principal.

16.1       Principal shall certify or cause to be certified to Custodian in writing the names and specimen signatures of all persons authorized to give instructions, notices, or other communications on behalf of Principal or any Investment Manager (“Authorized Persons”). Such certification shall remain effective until Custodian receives notice to the contrary.

16.2       Authorized Persons may give instructions, notices, or other communications called for by this Agreement to Custodian in writing, or by facsimile, or other form of electronic communication acceptable to Custodian. Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. Authorized Persons may give and Custodian may accept oral instructions on an exception basis; provided, however, that the Authorized Persons shall promptly confirm any oral communications in writing or by facsimile or other means permitted hereunder. Principal will hold Custodian harmless for the failure of Authorized Persons to send confirmation in writing or the failure of such confirmation to conform to the telephone instructions previously received. Custodian may electronically record any instruction given by telephone, and any other telephone discussions with respect to the Custody Account.

16.3       All such communications shall be deemed effective upon receipt by Custodian at its address specified in Paragraph 15 of this Agreement, as amended from time to time. Custodian without liability may rely upon and act in accordance with any instruction that Custodian using ordinary care believes has been given by Authorized Persons.

16.4       Custodian may at any time request instructions from Principal and may await such instructions without incurring liability. Custodian has no obligation to act in the absence of such requested instructions, but may, however, without liability take such action as it deems appropriate to carry out the purposes of this Agreement.

17.       Addresses. Until further notice from either party, all communications called for under this Agreement shall be in writing and addressed as follows:

UNION BANK INSTITUTIONAL CUSTODY SERVICES

If to Principal:

Name:	FORUM FUNDS

Street Address:	Three Canal Plaza, Suite 600

City, State, Zip:	Portland, ME 04101

Attn:	Mr. Stacey E. Hong

Telephone:	207-347-2000

Facsimile:	207-347-2100

If to Custodian:

UNION BANK, NATIONAL ASSOCIATION

Union Bank Global Custody

Attn: Ms. Moon Shil Lee, Senior Vice President

350 California Street, 6th Floor

San Francisco, California 94104

Telephone: (415) 705-7211

Facsimile: (619) 230-7600

18.       Custodian's Responsibilities and Liabilities.

18.1       Custodian's duties and responsibilities shall be limited to those expressly set forth in this Agreement, or as otherwise agreed by Custodian in writing. In carrying out its responsibilities, Custodian shall exercise the reasonable care, prudence and diligence of a professional custodian for hire.

18.2       Custodian (i) shall not be required to maintain any special insurance for the benefit of Principal, and (ii) shall not be liable or responsible for any loss, damage, expense, failure to perform or delay caused by accidents, strikes, fire, flood, war, riot, electrical or mechanical or communication line or facility failures, acts of third parties (including without limitation any messenger, telephone or delivery service), acts of God, war, government action, civil commotion, fire, earthquake, or other casualty or disaster or any other cause or causes which are beyond Custodian’s reasonable control. However, Custodian shall use reasonable efforts to replace Securities lost or damaged due to such causes with securities of the same class and issue with all rights and privileges pertaining thereto. Custodian shall be liable to Principal for any loss which shall occur as the result of the failure of a Sub-Custodian to exercise reasonable care with respect to the safekeeping of assets to the same extent that Custodian would be liable to Principal if Custodian were holding such securities and cash in its own premises. In all cases, Custodian’s liability for any act or failure to act under this Agreement shall be limited to the resulting direct loss, if any, of Principal. Under no circumstances shall Custodian be liable for any consequential, indirect, punitive, or special damage which Principal may incur or suffer in connection with this Agreement.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

18.3       The parties intend that Custodian shall not be considered a fiduciary of the Account. Accordingly, Custodian shall have no power to make decisions regarding any policy, interpretation, practice, or procedure with respect to the Account, but shall perform the ministerial and administrative functions described in this Agreement as provided herein and within the framework of policies, interpretations, rules, practices, and procedures made by Principal or an Investment Manager, where applicable, as the same shall be reflected in instructions to Custodian from Principal or any Investment Manager.

18.4       Custodian shall not be required to appear in or defend any legal proceedings with respect to the Account or the Securities unless Custodian has been indemnified to its reasonable satisfaction against loss and expense (including reasonable attorneys' fees).

18.5       With respect to legal proceedings referred to in Subparagraph 16.4 of this agreement, Custodian may consult with counsel acceptable to it after written notification to Principal concerning its duties and responsibilities under this Agreement, and shall not be liable for any action taken or not taken in good faith on the advice of such counsel.

18.6 To the extent permissible by law or regulation and upon Principal’s request, the Principal and any relevant Fund shall be subrogated to the rights of the Custodian with respect to any claim for any loss, damage or claim suffered by Principal or any Fund, in each case to the extent that the Custodian fails to pursue any such claim or Principal or the relevant Fund is not made whole in respect of such loss, damage or claim.

19.       Indemnities.

19.1       Principal hereby agrees to indemnify Custodian against all liability, claims, demands, damages, losses, and costs, including reasonable attorneys' fees and expenses of legal proceedings, resulting from Custodian's compliance with instructions from Principal or any Investment Manager and the terms of this Agreement, except where Custodian has acted with negligence or willful misconduct.

19.2       Custodian's right to indemnity under Subparagraph 19.1 of this Agreement shall survive the termination of this Agreement.

20.       Compensation; Expenses. Principal shall reimburse Custodian for all reasonable out-of-pocket expenses and processing costs incurred by Custodian in the administration of the Account. Principal also shall pay Custodian reasonable compensation for its services hereunder as specified in Appendix C. To the extent permitted under the Act and subject to the separate character of each Fund’s obligations hereunder, Custodian shall be entitled to withdraw such expenses or compensation from the Account if Principal fails to pay the same to Custodian within 45 days after Custodian has sent an appropriate billing to Principal; provided, however, that Custodian will give Principal ten (10) days prior written notice before withdrawing such funds.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

21.       Amendment; Termination. This Agreement may be amended at any time by a written instrument signed by the parties. Either party may terminate this Agreement and the Account upon 90 days' written notice to the other unless the parties agree on a different time period. Upon such termination, Custodian shall deliver or cause to be delivered the Securities, less any amounts due and owing to Custodian under this Agreement, to a successor custodian designated by Principal or, if a successor custodian has not accepted an appointment by the effective date of termination of the Account, to Principal. Upon completion of such delivery Custodian shall be discharged of any further liability or responsibility with respect to the Securities so delivered.

22.       Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors in interest. Without consent of the parties, this agreement cannot be assigned to any third party.

23.       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

24.       Governing Law. The validity, construction, and administration of this Agreement shall be governed by the applicable laws of the United States from time to time in force and effect and, to the extent not preempted by such laws of the United States, by the laws of the State of California from time to time in force and effect. Any action or proceeding to enforce, interpret or adjudicate the rights and responsibilities of the parties hereunder shall be commence in the State or Federal courts located in the State of California.

UNION BANK INSTITUTIONAL CUSTODY SERVICES

25.       Effective Date. This Agreement shall be effective as of the date appearing below, and shall supersede any prior or existing agreements between the parties pertaining to the subject matter hereof.

Date:	June 15, 2012

By:	"Principal"

/s/ Stacey E. Hong
Authorized Signature

Stacey E. Hong, President, Forum Funds
Name & Title

June 15, 2012
Date

/s/ Karen Shaw
Authorized Signature

Karen M. Shaw, Treasurer, Forum Funds
Name & Title

June 15, 2012
Date

By:	Union Bank, National Association, "Custodian"

/s/ Margaret Bond
Authorized Signature

Margaret Bond, Vice President
Name & Title

June 15, 2012
Date

/s/ Theresa Moore
Authorized Signature

Theresa Moore, Vice President
Name & Title

June 15, 2012
Date

UNION BANK INSTITUTIONAL CUSTODY SERVICES